EXHIBIT 99.1

Certain Factors That May Affect Future Results

We face intense competition
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Competition is intense in the markets in which we sell our products.  We compete with a large number of other companies, both domestic and foreign, several of which are large organizations with diversified product lines, well-known brands and financial, distribution and marketing resources substantially greater than ours. The principal competitors for our Saucony products are Nike, New Balance and Asics. The principal competitors of our Hind products are Nike, Pearl Izumi and Sugoi. We compete based on a variety of factors, including price, product style, durability and quality, product design and technical performance, brand image and awareness, marketing and promotion and the ability to meet delivery
commitments  to  retailers.   A  technological   breakthrough  or  marketing  or
promotional success by one of our competitors could adversely affect our competitive position and harm our business.


We depend on foreign suppliers
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A number of manufacturers  located in Asia,  primarily in China, supply products to us. During fiscal 2003, one of our suppliers, located in China, accounted for approximately 32% of our total footwear purchases by dollar volume. We are subject to the usual risks of a business involving foreign suppliers, such as currency fluctuations, government regulation of fund transfers, export and import duties, import quotas, administrative trade cases, trade limitations imposed by the United States or foreign governments and political and labor instability, as well as potential disruptions in our supply chain due to
transportation,   geographic   and  other   factors.   There  are  a  number  of
trade-related and other issues creating significant friction between the governments of the United States and China, and the imposition of punitive import duties on certain categories of Chinese products has been threatened in the past and may be implemented in the future. In addition, we have no long-term manufacturing agreements with our foreign suppliers and compete with other athletic shoe and apparel companies, including companies that are much larger than us, for access to production facilities.


We need to anticipate and respond to consumer preferences and merchandise trends
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The footwear  and apparel  industries  are subject to rapid  changes in consumer preferences. Demand for our products, particularly our Originals line has been and may continue to be affected adversely by changing fashion trends and consumer style preferences. We believe that our success depends in substantial part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. In addition, our decisions concerning new product designs often need to be made several months before we can determine consumer acceptance. As a result, our failure to anticipate, identify or react appropriately to changes in styles or features could lead to problems such as excess inventories and higher markdowns, lower gross margins due to the necessity of providing discounts to retailers and the inability to sell such products through our own factory outlet stores.


Our quarterly results may fluctuate
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Our revenues and quarterly operating results may vary significantly depending on a number of factors, including:

o        the timing and shipment of individual orders;
o        market acceptance of footwear and other products offered by us;
o        changes in our operating expenses;
o        personnel changes;
o        mix of products sold;
o        changes in product pricing;
o        general economic conditions; and,
o        weather.

In addition, a substantial portion of our revenue is realized during the last few weeks of each quarter. As a result, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter, which could adversely impact our results of operations for a particular quarter.

Our current expense levels are based in part on our expectations of future revenue. As a result, net income for a given period could be disproportionately affected by any reduction in revenue. It is possible that in some future quarter our revenue or operating results will be below the expectations of stock market securities analysts and investors. If that were to occur, the market price of our common stock could be materially adversely affected.


Our revenues are subject to foreign currency exchange fluctuations
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We conduct operations in various international  countries,  and a portion of our sales is transacted in local currencies. As a result, our revenues are subject to foreign exchange rate fluctuations. From time to time, our financial results have been affected by fluctuations in foreign currency exchange rates. We enter into forward currency exchange contracts to protect us from the effect of changes in foreign exchange rates. However, our efforts to reduce currency exchange losses may not be successful, and currency exchange rates may have an adverse impact on our future operating results and financial condition.


Our business is affected by seasonal consumer buying patterns
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The athletic and casual  footwear and athletic  apparel  industries  in which we compete are generally characterized by significant seasonality of sales and results of operations. Sales of our Saucony brand and Hind brand products have historically been seasonal in nature, with the strongest sales generally occurring in the first and second quarters for our Saucony brand and the first and third quarters for our Hind brand. We believe that sales of our products will continue to follow this seasonal cycle. Therefore, our results of operations for any one quarter may not necessarily be indicative of the results that we may achieve for a full fiscal year or any future quarter.


Our operating results may be affected by order cancellations
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Customers  may  cancel  orders of our  products  at any time  without  financial penalty. As a result, our backlog does not necessarily represent actual future shipments. The rate of customer cancellations can vary quarter to quarter and year to year. If the retail market continues to be weak or weakens again in the future, our customers could cancel further orders of our products, which could have a material adverse effect on our operating results.


We are susceptible to financial difficulties of retailers
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We sell our products primarily to major retailers, some of whom have experienced financial difficulties, including bankruptcy. We cannot predict what effect the future financial condition of such retailers will have on our business. In particular, we cannot guarantee that our bad debt expenses will not be material in future periods.


We need effective marketing and advertising programs
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Because  consumer demand for our products is heavily  influenced by brand image, our business requires substantial investments in marketing and advertising. Failure of such investments to achieve the desired effect in terms of increased retailer acceptance or consumer purchase of our products could adversely affect our financial results. In addition, we believe that our success depends in part upon our ability to periodically launch new marketing and advertising programs.
If  we  are  unable  to  successfully   design  or  execute  new  marketing  and
advertising, or if such programs are ineffective, we may not be able to increase or maintain our sales and our brand image.


We depend on key customers
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Approximately 44% of our gross trade  receivables  balance was represented by 15 customers at January 2, 2004. We anticipate that our results of operations in any given period will depend to a significant extent upon sales to major customers. The loss of or a reduction in the level of sales to one or more major customers or the failure of a major customer to proceed with a large order or to timely pay us for a large order could materially reduce our sales.


Declines in revenue in our retail stores could adversely affect profitability
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We have made significant  capital investments in opening retail stores and incur significant expenditures in operating these stores. The higher level of fixed costs related to our retail organization can adversely affect profitability, particularly in the first half of the year, as our revenue historically has been more heavily weighted to the second half of the year. Our ability to recover the investment in and expenditures of our retail organization can be adversely affected if sales at our retail stores are lower than anticipated. Our gross margin could be adversely affected if off-price sales increase as a percentage of revenue.


We depend on the strength of our intellectual property protection of our products
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We use  trademarks  on  nearly  all of our  products  and  believe  that  having distinctive marks is an important factor in marketing our products. We have registered our marks in the United States and in a number of foreign countries. We may not be able to register or use our marks in each foreign country in which we seek to register them. Moreover, the registrations we seek and secure may be inadequate. We may incur significant expense in any legal proceedings to protect our trademarks.


Changes in general economic conditions may adversely affect our business
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Our business is sensitive to  consumers'  spending  patterns,  which in turn are subject to prevailing regional and national economic conditions, such as interest and taxation rates, employment levels and consumer confidence. Adverse changes in these economic factors may restrict consumer spending, thereby negatively affecting our growth and profitability.